Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

MammoTest and SenoScan Equipment Service

This License Agreement (“License Agreement”) is entered into and made effective on this 23rd day of January, 2006 (the “Effective Date”), by and between:

Fischer Imaging Corp., a Delaware corporation, having a principle place of business at 12300 North Grant Street, Denver, Colorado 80241 (“Fischer”), and

Eastman Kodak Company, a New Jersey corporation, having a principle place of business at 343 State Street, Rochester, New York 14650 (“Kodak”).

WHEREAS, Fischer provides warranty and maintenance services with respect to certain mammography Equipment, as defined in Section 1.4 herein, that has been manufactured and marketed by Fischer;

WHEREAS, concurrently with the execution of this License Agreement, Kodak and Fischer have entered into a separate Services Agreement under which Fischer has agreed to provide to Kodak certain licenses, deliverables, training and assistance to enable Kodak to Service, as defined in Section 1.15 herein, the Equipment under new service agreements that Kodak intends to offer to current owners of the Equipment; and

WHEREAS, Service of the Equipment will require the use of Intellectual Property that Fischer sold and assigned to Hologic Inc. (“Hologic”) in an agreement, under which a right was granted or reserved to Fischer to grant sub-licenses under such Intellectual Property for the purpose of providing such Services; and

WHEREAS, Fischer desires to grant to Kodak, and Kodak desires to receive from Fischer, a license to such Intellectual Property for purposes of providing such Services in accordance with the terms and condition of this License Agreement.

NOW THEREFORE, in consideration of the mutual promises herein set forth, the parties agree as follows:

1.                                  DEFINITIONS

1.1           “Affiliate” means any company or other legal entity that is directly or indirectly controlled by another company or other legal entity. Control means the ability to direct the policy or operations of an entity, directly or indirectly, and shall be presumed in the case of the possession of more than fifty percent (50%) of the voting stock of the controlled entity or the possession of the maximum ownership permitted by operation of local laws or regulations governing such entity.

1.2           “Consumables” means disposable materials or Parts that are used with the Equipment once during the course of a procedure and discarded thereafter

1.3           “Deliverables” means the items, materials and information identified in Exhibit B attached hereto and made part hereof.

1.4           “Equipment” means all mammography equipment that was sold or distributed by Fischer under the brand names “MammoTest” and “SenoScan” prior to September 29, 2005, or that was/is sold or distributed by Fischer thereafter with the written approval of Hologic.

1.5           “Hologic IP” means the Intellectual Property relating to the Equipment and Licensed Software that was sold and assigned by Fischer to Hologic under the Hologic IP Agreement, including modifications and additions thereto made by Fischer as permitted by and in accordance with the Hologic IP Agreement after closing of the Hologic IP Agreement.  The Hologic IP includes, but is not limited to the Patents identified in Exhibit A attached hereto and made a part hereof and the Deliverables identified in Exhibit B.  The Hologic IP shall not include any modifications and additions made by Hologic to the Intellectual Property relating to the Equipment and Licensed Software.

1.6           “Hologic IP Agreement” means the agreement(s) between Fischer and Hologic dated June 22, 2005, under which Fischer sold and assigned to Hologic the Hologic IP, including the right to manufacture, use, distribute and service the Equipment and Licensed Software, and under which, Fischer retained or was granted a license and right to grant sub-licenses to use the Hologic IP to perform Services for the Equipment.

1.7           “Intellectual Property” or “IP” means intellectual property rights including Patents, mask rights, copyrights, proprietary know-how, trademarks and trade names.

1.8           “Licensed Software” means software used for service or operation of the Equipment in object code form and source code form, and related documentation.

1.9           “Licensed Territory,” means all countries throughout the world, but excluding Mexico.

1.10         “Manuals” means manuals that are used or provided by Fischer in connection with installation, service or operation of the Equipment, and related documentation.

1.11         “Parts” means spare parts for the Equipment, including purchased Parts and Parts that are custom made for the Equipment (“Custom Parts”).  Parts include, but are not limited to, Consumables and the Parts listed under Parts Information in Exhibit B with the Custom Parts identified separately

1.12         “Patent” means all forms of proprietary right granted by the U.S. or any foreign government with respect to a design or invention, including patents, patent applications and certificates of addition, utility models and enforceable patent applications, as well as divisions, reissues, continuations, renewals and extensions of the foregoing.

1.13         “Permitted Upgrades” mean (i) any Upgrade, the provision of which does not result, directly or indirectly, in any remuneration or payment to Fischer, Kodak or any Affiliate of Kodak, (ii) any Upgrade which Kodak reasonably determines to be necessary to ensure the safe operation of any Equipment in accordance with applicable health and safety standards, (iii)

any Upgrade which corrects any identified bugs in the Licensed Software, provided that any such software bug fix merely corrects a problem and does not provide additional functionality or significant feature enhancements to such Equipment, (iv) any Upgrade which improves serviceability or service diagnostics of Licensed Software, provided that any such Upgrade does not provide any new operational functionality or significant feature enhancements to such Equipment, (v) with respect to Fischer’s MammoTest product line, the sale and installation of replacement cameras and other spare parts comprising Fischer’s MammoTest products that are primarily designed to improve the image quality, cost effectiveness and/or reliability of such products which may result from Fischer’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Fischer after September 29, 2005, (vi) with respect to Fischer’s SenoScan product line, the sale or transfer of any spare parts which may result from Fischer’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Fischer after September 29, 2005, (vii) with respect to the Fischer’s SenoScan product line, until June 30, 2006, any Upgrades which are required to be performed by Fischer to the SenoScan Upgrade Contract as set forth on Schedule 2.10(j) of the Hologic IP Agreement as such contracts were in effect on June 22, 2005, (viii) with respect to Fischer’s SenoScan product line, the sale and installation to any of Fischer’s installed customer base existing as of September 29, 2005 of the Senoview (the Fischer Imaging workstation) or Cedara radiologist review workstations on any SenoScan products sold prior to September 29, 2005, and (ix) any other upgrade expressly consented to in writing by Hologic, which consent may be granted or denied in Hologic’s sole and absolute discretion.

1.14         “Revision(s)” means any alteration to the Licensed Software that improves serviceability and diagnostics of Licensed Software or corrects an imperfection or deficiency or bug in the Licensed Software, provided such alteration does not add any new operational functionality or significant feature enhancement to the Licensed Software, and any alteration to the Manuals to the extent necessary to reflect Revisions to the Licensed Software or authorized changes to the Equipment made in the course of performing Services under this Agreement.  Revisions shall specifically exclude any Upgrade other than Permitted Upgrades.

1.15         “Service(s)” means repair and maintenance of the Equipment and Licensed Software.  Such Services shall include testing, diagnosing, and repairing defects or malfunctions in such installed Equipment, making the Equipment conform with its specifications and regulatory requirements, or as needed if Kodak reasonably determines that Services are necessary to ensure the safe operation of the Equipment in whole or in part in accordance with applicable health and safety standards.  Services also include correcting any identified bugs or defects in the Licensed Software.  Services shall specifically exclude the right to perform any Upgrades other than Permitted Upgrades.

1.16         “Transfer Date” means the date, which is three (3) calendar months following the Effective Date hereof.

1.17         “Transition Period” means the three (3) month period between the Effective Date and the Transfer Date.

1.18         “Upgrade” means any alteration, upgrade, improvement, modification, adaptation or feature enhancement to any Equipment or the Licensed Software.

2.                                  LICENSE RIGHTS

2.1                                 Grant.  Fischer hereby grants to Kodak and its Affiliates a royalty free, paid-up license under the Hologic IP (without the right to grant sub-licenses thereunder) only to the extent necessary to perform Services on Equipment in the Licensed Territory.  This license includes and is limited to:

(a)           the right to perform Services on the Equipment;

(b)           the right to use and operate the Equipment;

(c)           the right to use, copy, and make Revisions to the Licensed Software, and to install and distribute the Licensed Software and the Revisions made thereto for use on the Equipment in the course of performing Services;

(d)           the right to use, copy, and make Revisions to the Manuals and to distribute those Manuals intended for customers, and the Revisions made thereto for use in the operation and Servicing of the Equipment;

(e)           the right to make, have made use, sell and distribute Parts and Consumables,

(f)            the right to provide service training to end customers that have purchased Equipment directly or indirectly from Fisher, and

(g)           the right to perform Permitted Upgrades.

Except as expressly provided in this License Agreement, neither Kodak nor its Affiliates may modify, translate, reverse engineer, decompile, disassemble, re-engineer or create derivative works based on the Licensed Software nor may Kodak or its Affiliates use any item of Hologic Confidential Information as defined in Section 4.1, to perform any product development activities.

2.2           Sub-License. Kodak and Fischer each hereby acknowledges that (i) this License Agreement constitutes a sub-license by Fischer entered into pursuant to Section 5A of the Hologic IP Agreement; and (ii) the license granted to Kodak hereunder is a sublicense expressly limited to and by the express terms of the license granted by Hologic to Fischer pursuant to Section 5A.1(a)(iii) and (iv) of the Hologic IP Agreement and does not grant to Kodak any rights other than those set forth in Section 5A.1(a)(iii) and (iv) of the Hologic IP Agreement unless otherwise expressly set forth herein.

2.3           Service Contract Renewals.  Fischer hereby agrees that it will not attempt to renew the service contract of any current customer of Fischer who receives Service from Kodak after the date of this Agreement unless such customer has first refused to enter into a new Service contract with Kodak.  With respect to any of Fischer’s Service customers that do not enter into a new Service contract with Kodak, Fischer retains the right to continue to Service such customers, or to contract out the Service obligations to another party.  For so long as Fischer continues to perform Services or to have warranty or maintenance obligations with respect to the Equipment, Fischer retains for itself the right and license to use and exercise the Hologic IP to Service the Equipment concurrently with Kodak.  Nothing herein limits or restricts Hologic’s own right to use, exercise, transfer, license, or further sublicense the Hologic IP; including, without limitation, the right to provide service, with respect to the Equipment, to any customer of Fischer, Kodak or any other party.

2.4                                 Restrictions and Limitations.

(a)           Kodak and its Affiliates shall not remove, alter or obscure any copyright, trademark or other proprietary notice or marking on or within the Equipment, Licensed Software or Manuals.

(b)           All rights and licenses not expressly set forth in this License Agreement are reserved by Fischer and Hologic.  Kodak and its Affiliates shall use the Hologic IP only as expressly permitted herein in order to perform the Services.

(c)           Fischer reserves all of its rights and licenses to the Hologic IP within Mexico.  All references in this License Agreement to the license granted to Kodak and its Affiliates exclude the right to use or exercise the Hologic IP in Mexico, or to provide Services on Equipment installed in Mexico.

2.5                                 No Implied Licenses.  Nothing in this License Agreement shall be construed as granting Kodak or its Affiliates, or any customer of Kodak, any right or license under any Intellectual Property right of Fischer or Hologic by implication, estoppel or otherwise, except as expressly set forth in this License Agreement.  Hologic retains sole and exclusive ownership of the Hologic IP.

2.6                                 Records & Audits.  Kodak shall, and shall cause its Affiliates to, keep and maintain complete and accurate records relating to the performance of Services hereunder in sufficient detail to enable Fischer and/or Hologic to confirm their compliance with the scope and restrictions of the license rights granted under this Section 2.  Such records shall include, but not be limited to copies of all correspondence with Fisher incorporating Hologic Confidential Information or relating to the transfer of Hologic Confidential Information.  Kodak and its Affiliates also shall maintain a record of all third parties to whom Kodak provides Hologic Confidential Information, and a copy of the confidentiality agreement with each such third party covering such disclosure.  Each such record shall be maintained by Kodak and its Affiliates for a period of three (3) after its creation.  Such records of Kodak and its Affiliates may be audited from time to time, but not more than once in each calendar year, by an independent certified public accountant appointed by Fisher or Hologic and reasonably acceptable to Kodak, to the extent necessary to verify such compliance.  All such audits shall be conducted following reasonable prior written notice and the auditors shall comply with normal safety and security procedures of Kodak and its Affiliates, and shall agree in writing to treat all information furnished by Kodak and its Affiliate in the course of such audit as confidential to Kodak and its Affiliates.  Such inspection shall be undertaken at the expense of the party requesting the audit.

3.                                  DELIVERY

3.1           Promptly upon execution of this License Agreement by both parties, Fischer shall deliver to Kodak the Deliverables identified in Exhibit B to the extent not previously provided to Kodak.

4.                                  CONFIDENTIALITY

4.1                                 Any information relating to Services or Equipment that is provided to Kodak hereunder in documented form, including but not limited to Licensed Software and Parts Drawings, shall be treated as confidential information of Hologic (“Hologic Confidential Information “) under this License Agreement.  Except as expressly permitted herein, Kodak shall not disclose, provide or otherwise make available any item of the Hologic Confidential Information, in whole or in part, to any third party.  Kodak shall use all reasonable efforts and exert a reasonable degree of care to protect the Hologic Confidential Information, and shall provide such information only to employees, agents and contractors of Kodak and its Affiliates on a need-to-know basis who have entered into agreements to protect confidential information received in the course of work for Kodak or its Affiliates on terms at least as protective as the provisions of this Section. Any breach of the provisions of this Section 4.1 by Kodak’s or its Affiliates’ employees, agents, or contractors, shall be deemed to be a breach by Kodak itself.  Kodak agrees to protect the Hologic Confidential Information with the same standard of care and procedures, but in no event less than a reasonable standard of care, which it uses to protect its own trade secrets and proprietary information of similar nature.

4.2                                 The obligations of Kodak and its Affiliates under this Section 4 with regard to the Hologic Confidential Information shall remain in effect for so long as the Hologic Confidential Information remains confidential. Notwithstanding the foregoing, Kodak and its Affiliates shall have no obligation hereunder with respect to any information which Kodak can demonstrate:

(a)           is publicly disclosed and generally available through no wrongful act of Kodak, Fischer or its Affiliates;

(b)           is rightfully received from a third party without restriction and without breach of this License Agreement;

(c)           was already known to Kodak or its Affiliates without obligation of confidentiality prior to its disclosure by Fischer hereunder; or

(d)           is independently developed by personnel of Kodak or its Affiliates without access to, or reliance on, Hologic Confidential Information, and without breach of this License Agreement.

4.3           Upon termination of this License Agreement, Kodak shall destroy or return to Fischer or Hologic the Licensed Software and Parts Drawings provided hereunder and any other Hologic Confidential Information provided to Kodak hereunder that is identified or labeled as the confidential or proprietary information of Hologic then in Kodak’s or its Affiliates’ possession or under their control, and certify such destruction or complete return to Fischer.

5.                                  WARRANTIES AND INDEMNIFICATION

5.1           Hologic IP.  Fischer represents and warrants that it entered into the Hologic IP Agreement with Hologic, and that Fischer has the right under that agreement or has subsequently secured the right to grant to Kodak the licenses and rights granted under this License Agreement subject to the limitations and restrictions set forth herein.  Fischer represents and warrants that Hologic has consented to its entry into this Agreement and to the delivery of the six complete Equipment units to Kodak, each of which shall be used only for Kodak’s internal training and support purposes and which may not be sold, transferred or otherwise disposed of in whole or in part to a third party.

5.2           Each party represents and warrants to the other that it has the authority and rights necessary to enter into this License Agreement and to grant the licenses and rights and perform the obligations contemplated herein.

5.3           EXCEPT AS EXPRESSLY STATED IN SECTION 5.1 AND 5.2, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY HEREUNDER.  EACH PARTY DISCLAIMS ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF ACCURACY, COMPLETENESS OR EFFICACY OF THE HOLOGIC IP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.4           Fischer shall defend, indemnify, and hold Kodak, its Affiliates, and their respective agents, officers, employees, directors, and shareholders harmless from and against any and all costs, liabilities, penalties, losses, and reasonable attorneys’ fees and costs (collectively, “Losses”) occurring on or after the Effective Date, arising from Fischer’s breach of this License Agreement, and from any infringement of Intellectual Property or violation of other third party rights in the course of Kodak providing Services hereunder to the extent such infringement or violation is attributable to the use of unmodified Hologic IP as authorized under this License Agreement in such performance of Services.

5.5           Fischer shall defend, indemnify, and hold Kodak, its affiliates, and their respective agents, officers, employees, directors, and shareholders harmless from and against any and all Losses arising from any claim by Hologic that Fischer has breached the license terms under the Hologic IP Agreement, and any breach of Fischer’s representations and warranties made to Kodak in this License Agreement.

5.6           Kodak shall defend, indemnify, and hold Fischer, its Affiliates, and licensors (including Hologic), and their respective agents, officers, employees, directors, and shareholders harmless from and against any and all Losses from claims arising from Kodak’s breach of this License Agreement or based on intellectual property infringement to the extent attributable to

Revisions and redesigns of Equipment or Parts made or commissioned by Kodak, and for injury or death of any person or persons, including employees of Kodak or its Affiliates, or for loss of or damage to any property arising out of or in any way relating to performance of Services by Kodak or its Affiliates or their use of the Hologic IP under this Agreement, whether or not arising in tort or occasioned by the negligence of Kodak or its Affiliates.

5.7           Kodak agrees that its breach of any restrictions or limitations in Section 2 herein or its breach of its obligations of confidentiality under Section 4.1 herein could cause irreparable harm to Fischer and/or Hologic, that Fischer and Hologic’s remedies at law in the event of such breach may be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Kodak and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Fischer and Hologic.

6.                                  TERM

6.1           Term.  This License Agreement shall commence on the Effective Date first above written and shall continue until terminated in accordance with Section 6.2.

6.2           Termination.  This License Agreement shall expire on its own terms at such time when Kodak is no longer party to or bound under any Service contracts for the Equipment.  Either party may terminate this License Agreement and any other agreement entered into between the parties, in the event of a material breach by the other of this License Agreement or of any other agreement between the parties hereto, which material breach remains uncured for a period of thirty (30) days following receipt of notice of breach.  Licenses granted hereunder shall not survive termination of this License Agreement.  Fischer may terminate this License Agreement immediately by written notice to Kodak in the event of Kodak’s gross negligence or intentional misconduct under this License Agreement.  Hologic shall be a third party beneficiary entitled to enforce Kodak’s compliance with this License Agreement, and Hologic shall have the right to terminate this Agreement (i) upon notice to Kodak in the event of a material breach by Kodak of this License Agreement, which material breach remains uncured for a period of thirty (30) days following receipt of notice of breach whether such notice of breach was delivered by Fischer or Hologic, and (ii) immediately upon written notice to Kodak in the event of Kodak’s gross negligence or intentional misconduct under this License Agreement.

6.3           Consequence of Termination.  Upon expiration or termination of this License Agreement, the right to use the Hologic IP hereunder shall immediately terminate, and Kodak shall deliver to Hologic or destroy the Hologic IP provided to Kodak hereunder that comprise Hologic Confidential Information, and shall notify Fischer in writing of such destruction.

7.                                  GENERAL

7.1           Notices. Notices, statements and other communication required or permitted under this License Agreement shall be given in writing and delivered by hand, by receipted overnight courier service or by United States Postal Service, certified or registered mail, postage prepaid, return receipt requested, or by facsimile to the following addresses:

If to Fischer, to:	Fischer Imaging Corporation
12300 North Grant Street
Denver, Colorado 80241
Attn: Steven L. Durnil
Fax No.: 303-252-4256

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II, Esq.
Fax No.: 303-893-1379

with a copy to:	Hologic, Inc.
35 Crosby Drive
Bedford, MA 01730-1401
Attn: Robert Cascella
Fax No.: 781-276-0580

with a copy to:	Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attn: Philip J. Flink, Esq.
Fax No.: 617-526-5000

If to Kodak, to:	Eastman Kodak Company
343 State Street
Rochester, New York 14650-0211
Attn: Director, Corporate Commercial Affairs
Fax No.: 585-724-9563

with a copy to:	Eastman Kodak Company
4915 Hallstead Way
Tampa, Fl 33647
Attn: Director, Multi-Vendor Equipment Services
Fax No.: 813-910-8263

7.2           Governing Law.  This License Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without giving effect to its conflicts of law principles.

7.3           Amendment.  No amendment or modification of the terms of this License Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

7.4           Waiver.  No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

7.5           Independent Contractors.  The parties hereto are independent contractors, and not joint ventures or partners.  Neither party is authorized to make any representation or warranty on behalf of the other, or to purport to be an agent of the other, or to attempt to bind the other to any contract, liability or other obligation.

7.6           Entire Agreement.  This License Agreement, the Services Agreement of even date herewith, and the nondisclosure agreement between the parties constitute the entire agreement between the parties hereto respecting the subject matter hereof, and supersede and terminate all prior understandings respecting the subject matter hereof, whether written or oral.  This License Agreement may be amended by an instrument in writing executed by both parties hereto, subject to Hologic’s prior approval which shall not be unreasonably withheld.

7.7           Attorneys’ Fees.  In the event that any action or proceeding is brought by either party for the enforcement or interpretation of this License Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party, in addition to any other remedy obtained, the prevailing party’s reasonable attorneys’ fees and costs incurred in connection therewith.

7.8           Assignment.  Neither party may assign this License Agreement, in whole or in part, without the prior written approval of the other, except that Kodak may assign this License Agreement without approval to a third party that acquires substantially the entire business of Kodak to which this License Agreement relates.  To the extent Kodak is authorized to assign all or a portion of this License Agreement, it shall remain responsible under this License Agreement for the acts and omissions of its assignees.

7.9           Counterparts and Facsimiles.  This License Agreement may be executed in one or more counterparts, each of which will be deemed to be an original.  Facsimile signatures constitute original signatures for purposes of the execution of this License Agreement.

IN WITNESS WHEREOF, the parties have entered into this License Agreement as of the Effective Date.

Understood and agreed:		Understood and agreed:

FISCHER IMAGING CORP.		EASTMAN KODAK COMPANY

By:	/s/ Steven Durnil	By:	/s/ Kevin Hobert

Title:	President and CEO	Title:	President of the Health Group

Approved and Accepted:

HOLOGIC, INC.

By:	/s/ Robert Cascella

Its:	President and COO

Kodak / Fischer License Agreement

Dated January 23, 2006

EXHIBIT A

HOLOGIC PATENTS

Kodak / Fischer License Agreement

Dated January 23, 2006

EXHIBIT B

Deliverables

Parts Information: a list of the Parts; service history of the Parts; Parts failure data; current inventory; identity of suppliers of purchased Parts; and current prices for purchased Parts.

Parts Drawings: design and manufacturing drawings of the Parts, including manufacturing design specifications and tolerances; and any tools and molds in Fischer’s possession for making the Parts.

Licensed Software: copies of the latest release of any software, in source code and executable versions, that is used for service or operation of the Equipment, including databases and related technical documentation.

Manuals: copies of Service manuals (including wiring diagrams and theory guides), installation manuals and user manuals for the Equipment in electronic and hardcopy form.

Vendor lists, customer lists

All of the above constitute Hologic Confidential Information